                                                                    EXHIBIT 99.1




WEDNESDAY NOVEMBER 28, 4:31 PM EASTERN TIME

PRESS RELEASE

SOURCE: Sagent


                          SAGENT RESTATES 2001 REVENUES
           Investigation concludes invalid orders from one salesperson


MOUNTAIN VIEW, Calif.-November 28, 2001-Sagent (Nasdaq: SGNTE), a leading provider of enterprise Business Intelligence solutions, today announced it is revising revenues for the first nine months of 2001 as a result of an internal investigation into the validity of sales orders to various government agencies.

The investigation efforts led by Sagent in conjunction with its outside counsel and independent accountants, confirmed that sales orders booked by one of its employees in its Washington, D.C. office to government agencies from the first through third quarters of 2001, totaling approximately $5 million, were forged and determined to be invalid. Sagent is reducing its first quarter reported revenue from $11.0 million to $10.3 million, its second quarter reported revenue from $13.3 million to $12.5 million, and its previously announced third quarter revenue from $14.5 million to $11.4 million. See the attached financial statements for further disclosure.

Sagent will be notifying the affected government agencies of the results of the company's investigation and will pursue legal action against the responsible employee. The company believes that the booking of the fraudulent sales orders is limited to the one individual and does not have information, nor does it expect, that other sales orders not attributable to this individual are similarly affected.

In the forthcoming weeks, Sagent will reduce its headcount by approximately 20 percent and will initiate other cost reductions to achieve its previously stated goals for profitability and liquidity of EBITDA breakeven in Q2 2002, and EPS and cash flow positive in Q3 2002.

On November 21, 2001, Sagent was notified by the NASDAQ Listing Qualifications Department that it has become subject to NASDAQ delisting procedures as a result of the company's failure to file the Form 10-Q for the third fiscal quarter ending September 30, 2001, in accordance with NASDAQ Rule 4310(e)(14). The Sagent Form 10-Q for this period was not filed due to the previously discussed investigation of certain sales orders. The company's trading symbol has been appended with an "E", beginning November 26, 2001. The company is working cooperatively with the NASDAQ staff and has requested a hearing with the NASDAQ Listing Qualifications Panel. As a result of this hearing, any action by the NASDAQ to delist the company's common stock will be stayed pending a decision by the NASDAQ Listing Qualifications Panel. The company believes that these actions will provide adequate time for Sagent to complete and file the September 30, 2001 10-Q and restated 10-Q's for the first and second quarters of 2001.


SAGENT RESTATEMENT CONFERENCE CALL

Sagent held a conference call on November 29th at 1:45 p.m. PT to discuss the revenue restatement and the company's outlook for the remainder of the fourth quarter of 2001. A replay of the call will be available starting one hour after the completion of the call through December 5, 2001. In order to access the replay, please dial 1.800.405.2236 and reference pass code number 421051. Going to www.sagent.com and clicking on the appropriate link will allow access to a live Web cast of the conference call.


ABOUT SAGENT

Sagent's suite of enterprise Business Intelligence solutions enables companies to measurably impact their business by implementing highly successful customer relationship and financial management initiatives. Through Sagent's powerful enabling technologies, organizations can easily and rapidly turn company data into relevant information that can be used for effective decision-making, analysis and reporting. Information can be extracted from multiple sources (internal and external), optimized for decision support and delivered in a customized format for Web-based or client applications. Even the most complex analytic application can be developed in weeks, not months.

More than 1,500 companies have selected Sagent software to enhance customer retention, cross-sell/up-sell, improve customer service, increase efficiencies of marketing campaigns, streamline business operations, analyze financials, and reduce costs. Customers include AT&T, BP Amoco, Boeing Employees Credit Union, Bristol Meyers, British Telecom, California State Automobile Association, Citibank, GPU Energy, Johnson & Johnson (UK), Kemper National Insurance, Kinecta Federal Credit Union, Provident Central Credit Union, Safeway and Siemens. Sagent retains strategic relationships with partners such as Advent Software, Commerce One, Compaq, EDS, IBM, Microsoft, NEC, SAS and Sun Microsystems. Sagent is headquartered in Mountain View, California, and can be reached at www.sagent.com.

"Sagent" and "Sagent Solution" are trademarks of Sagent Technology, Inc. All other trademarks are the property of their respective owners. This press release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally preceded by words that imply a future state such as "expected" or "anticipated" or imply that a particular future event or events will occur such as "will" or "to achieve its previously stated goals." Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could be materially different from those discussed in this press release. There can be no assurance that the NASDAQ Listing Panel will grant the among others: (1) a worsening of global economic conditions, (2) a continued slowdown in spending on information technology (IT), (3) lower than expected demand for Sagent products, (4) Sagent's ability to continue the relationships described herein, (5) the ability of Sagent products to meet customers' needs and expectations, and (6) the other risks described in Sagent's annual and quarterly filings with the SEC, copies of which are available without charge from Sagent or on the Securities and Exchange Commission's website at www.sec.gov.

                             Sagent Technology, Inc.
               Restatement - Consolidated Statements of Operations
      For the three months ended March 31, June 30, and September 30, 2001 and nine months ended September 30, 2001
                                   (Unaudited)

                  (Amount in thousands, except per share data)


                                         Three Months               Nine Months
                                             Ended                     Ended
                              -----------------------------------   -----------
                              March 31,    June 30,     Sept. 30,    Sept. 30,
                                2001         2001          2001        2001
Revenue:
  License                     $  4,747     $  6,722     $  5,860     $ 17,329
  Service                        5,544        5,812        5,588       16,944
                              --------     --------     --------     --------
     Total net revenue          10,291       12,534       11,448       34,273
                              --------     --------     --------     --------
Cost of revenue:
  License                          830          921        1,594        3,345
  Service                        3,134        2,856        2,527        8,517
                              --------     --------     --------     --------
     Total cost of
      revenue                    3,964        3,777        4,121       11,862
                              --------     --------     --------     --------
Gross profit                     6,327        8,757        7,327       22,411
                              --------     --------     --------     --------
Operating expenses:
  Sales and marketing            8,533        9,750       10,090       28,373
  Research and
   development                   3,853        3,553        3,273       10,679
  General and
   administrative                3,957        1,573        4,025        9,555
                              --------     --------     --------     --------
     Total operating
      expenses                  16,343       14,876       17,388       48,607
                              --------     --------     --------     --------
Loss before stock-based
 compensation,
 amortization of
 goodwill and asset
 impairment charges            (10,016)      (6,119)     (10,061)     (26,196)
  Amortization of stock
   based compensation              109          109          109          327
  Amortization of goodwill         500          575          536        1,611
  Asset impairment                  --           --        1,636        1,636
                              --------     --------     --------     --------
Loss from operations           (10,625)      (6,803)     (12,342)     (29,770)
   Other income
    (expenses), net                126         (108)        (166)        (148)
                              --------     --------     --------     --------
Net loss before income
 taxes                         (10,499)      (6,911)     (12,508)     (29,918)
   Provision for
    income taxes                    25           32          252          309
                              --------     --------     --------     --------
Net loss                      $(10,524)    $ (6,943)    $(12,760)    $(30,227)
                              ========     ========     ========     ========
Basic and diluted
 net loss per share           $  (0.32)    $  (0.19)    $  (0.31)    $  (0.82)
                              ========     ========     ========     ========

Shares used to compute
 basic and diluted
 net loss per share             33,281       36,478       41,146       37,035

Supplemental information:
 Net loss excluding
 amortization of
 stock-based
 compensation,
 goodwill, asset
 impairment charges
 and interest and taxes:-

Net loss, as adjusted         $(10,016)    $ (6,119)    $(10,061)    $(26,196)
                              ========     ========     ========     ========

Net loss per share,
 as adjusted - Basic
 and diluted                  $  (0.30)    $  (0.17)    $  (0.24)    $  (0.71)
                              ========     ========     ========     ========

                             Sagent Technology, Inc.
                    Restatement - Consolidated Balance Sheets
           For the period ended March 31, June 30 & September 30, 2001
                                   (Unaudited)

                  (Amount in thousands, except per share data)


                                        March 31,      June 30,    September 30,
                                           2001          2001           2001
                                        ---------     ---------    -------------
Assets

Current assets

  Cash and cash equivalents             $  17,158     $  11,504     $  19,117
  Accounts receivable, net                 13,348        13,862        12,481
  Other current assets                      5,362         5,353         4,485
                                        ---------     ---------     ---------
    Total current assets                   35,868        30,719        36,083

  Property and equipment, net               4,730         7,542         6,832
  Goodwill and other
   assets, net                             13,309        12,994        11,741
                                        ---------     ---------     ---------
    Total assets                        $  53,907     $  51,255     $  54,656
                                        =========     =========     =========

Liabilities And Stockholder's Equity

Current liabilities
  Accounts payable                      $   2,852     $   2,972     $   3,221
  Accrued liabilities                       5,590         5,733         6,343
  Deferred revenue                          8,123         8,431         7,860
  Current portion of capital
   lease obligations                        1,083         2,516         2,390
                                        ---------     ---------     ---------
    Total current liabilities              17,648        19,652        19,814

  Deferred rent                               190           162           157
  Long-term portion of capital
   lease obligations                          387         2,207         1,922
                                        ---------     ---------     ---------
    Total liabilities                      18,225        22,021        21,893

Stockholder's equity

  Common stock                                 37            37            46
  Additional paid in capital              116,936       117,327       133,450
  Deferred stock compensation              (1,458)       (1,348)       (1,239)
  Notes receivable from
   stockholders                            (2,468)       (2,521)       (2,521)
  Accumulated other
   compensative income                        100           147           195
  Accumulated deficit                     (77,465)      (84,408)      (97,168)
                                        ---------     ---------     ---------
  Total stockholders' equity               35,682        29,234        32,763
                                        ---------     ---------     ---------
    Total liabilities &
     stockholder's equity               $  53,907     $  51,255     $  54,656
                                        =========     =========     =========


Contact:
     Sagent, Mountain View
     Financial Contact:
     Steven R. Springsteel, 650/815-3179
     sspringsteel@sagent.com
     or
     Editorial Contact:
     Lisa Bergamo, 650/815-3351
     lbergamo@sagent.com